UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2015

BIND THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36072	56-2596148
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 Vassar Street, Cambridge, Massachusetts 02139

(Address of principal executive offices) (Zip Code)

(617) 491-3400

(Registrant’s telephone number, include area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 14, 2015, BIND Therapeutics, Inc. (the “Company”) announced that the squamous histology non-small cell lung cancer (NSCLC) cohort of the phase 2 iNSITE 1 trial with BIND-014 will advance to the second stage and complete enrollment to 40 patients, based on efficacy data from a planned interim analysis as well as updated data from a previous clinical trial in the broad NSCLC population, the BIND-014-005 trial. Preliminary iNSITE 1 data from 20 patients in the Intent-To-Treat (ITT) population and 11 patients from the Per-Protocol subset demonstrated a 6-week disease control rate (DCR) of 25% (95% CI (confidence interval), 9% to 49%) and 45.5% (95% CI, 17% to 77%) respectively, which clears the pre-specified gating criteria to continue enrollment. The final median overall survival (OS) in nine patients with squamous histology from the BIND-014-005 trial was 11.1 months, confirming the interim median OS reported previously, with a 1-year survival rate of 44 percent.

The Company also announced that the KRAS mutant NSCLC arm will not advance to the second stage. Data from 23 patients in the ITT population and 14 patients from the Per-Protocol subset demonstrated a 6-week DCR of 17.4% and 28.6% and a 4% and 7% overall response rate (ORR) respectively, which did not meet the Company’s pre-specified gating criteria to continue enrolling patients. Patients currently enrolled in this cohort will continue to be followed for safety and efficacy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIND THERAPEUTICS, INC.

Date: December 14, 2015	By:	/s/ Andrew Hirsch
Andrew Hirsch
President and Chief Executive Officer